UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 4, 2012

ZAYO GROUP, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-169979	26-201259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Centennial Parkway, Suite 200, Louisville, CO 80027

(Address of Principal Executive Offices)

(303) 381-4683

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

On March 19, 2012, Zayo Group LLC (“Zayo” or the “Company”) filed a Form 8-K announcing its entrance into an Agreement and Plan of Merger (the “Agreement”) to acquire (the “Acquisition”) AboveNet Inc. (“AboveNet”). In conjunction with the Acquisition, the Company anticipates refinancing its existing indebtedness and raising additional debt to fund the $2.3 billion Acquisition. The Company has commitment letters in support of a $3.0 billion debt facility (the “Facility”).

Cash Tender Offer and Consent Solicitation

On June 4, 2012, the Company commenced a cash tender offer and consent solicitation (the “Tender Offer”) for any and all of the Company’s outstanding 10.25% senior secured first-priority notes due 2017 (the “Existing Notes”). The Tender Offer is described in an Offer to Purchase and Consent Solicitation Statement dated June 4, 2012 (the “Offer to Purchase”). The Company expect to purchase the Existing Notes tendered pursuant to the Tender Offer concurrently with the consummation of the AboveNet acquisition. The Tender Offer will expire at 12:00 midnight (one minute after 11:59 p.m.), New York City time, on June 29, 2012, unless extended or earlier terminated. In connection with the Tender Offer, the Company is soliciting consents to amend certain portions of the indenture under which the Existing Notes were issued. The proposed amendments would eliminate most of the restrictive covenants and certain of the events of default in that indenture and release the collateral securing the obligations of the Company, Zayo Capital, Inc., a co-issuer of the Existing Notes, and the Guarantors under the Existing Notes. Morgan Stanley & Co. LLC is acting as the dealer manager and solicitation agent for the Tender Offer.

The Tender Offer and Consent Solicitation are subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the consummation of the Acquisition, (ii) the receipt of the required consents to adopt all of the proposed amendments and supplement the Indenture, (iii) the execution and delivery of a supplemental indenture effecting such amendments by the applicable parties, and (iv) obtaining satisfactory financing arrangements in an amount that, when combined with cash on hand, will be sufficient to fund the purchase price for the Acquisition and pay the total consideration for the Existing Notes tendered in the Tender Offer, all as more fully described in the Offer to Purchase.

On June 4, 2012 the Company issued a press release announcing the commencement of the Tender Offer. A copy of the press release is attached hereto as Exhibit 99.1.

Other Regulation FD disclosures

Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC (collectively the “Lead Arrangers”), in their capacity as Lead Arrangers of the Facility, anticipate distributing marketing materials to potential investors in the Facility. The Lead Arrangers intend to communicate to potential investors certain financial data of the combined entities which has not been made publicly available. The Company is issuing this filing on Form 8-K in order to make publicly available the financial information which may be used by the Lead Arrangers in their marketing material for purposes of soliciting potential investors in the Facility.

Financing of AboveNet Acquisition

The Acquisition of AboveNet is not subject to any financing conditions. Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC have committed to provide the Company with sufficient debt financing that together with equity commitments will allow the Company to consummate the Acquisition and repay or refinance certain existing indebtedness of the Company and AboveNet. The commitments are subject to customary conditions, including but not limited to the consummation of the Acquisition. The commitments provide for (i) a new $250 million senior secured revolving credit facility, (ii) a new $1.5 billion senior secured term loan facility, (iii) a $750 million senior secured bridge facility, and (iv) a $500 million senior unsecured bridge facility.

The Company has received equity commitments from existing and new sponsors of $470 million, an additional $180 million from the previously announced $290 million of equity commitments. The portion of the additional equity commitment will be used to fund the AboveNet Acquisition and to fund future working capital needs and/or investing activities, including expansion of the Company’s existing bandwidth infrastructure through organic or acquisition growth.

The Company will use the net proceeds of the debt and equity commitments, together with the net proceeds of expected private debt financing and cash on hand, to fund the purchase price of AboveNet and to repurchase and/or refinance certain of the Company’s and AboveNet’s existing indebtedness, as summarized by the following table:

Sources of Funds		Uses of Funds
(Dollars in millions)
New senior secured notes	$750	AboveNet Acquisition Purchase Price	$2,278
New senior unsecured notes	500	Repayment of existing senior secured term loan facility(2)	318
New senior secured term loan facility	1,500	Repayment of existing senior secured revolving credit facility	30
Equity contribution from sponsors	470	Repurchase of outstanding senior secured notes due 2017(3)	390
Cash on hand(1)	138	Repayment of existing AboveNet revolving secured credit facility	55
		Cash to Balance Sheet	159
		Fees and expenses	128

Total sources of funds	$3,358	Total uses of funds	$3,358

(1)	Consists of approximately $121 million of cash held by AboveNet and approximately $17 million of cash held by the Company as of March 31, 2012.
(2)	Includes a soft call premium of $3.1 million. (not applicable if blended average yield of the combined new financing exceeds 7.75%)
(3)	Includes a $39.5 million early redemption fee.

Pro Forma Leverage Ratio

Subsequent to the close of the AboveNet acquisition, the Company anticipates pro forma leverage, defined as total indebtedness divided by last quarter annualized adjusted EBITDA, to be approximately 5.2x. The annualized adjusted EBITDA (unaudited) for the quarter ended March 31, 2012 was $215.8 million and $237.0 million for Zayo and AboveNet, respectively. In addition the Company expects to realize approximately $77.0 million of cost savings from the integration of the businesses which will be offset by certain purchase accounting adjustments that the Company estimates would have reduced the combined company’s annualized Adjusted EBITDA by approximately $3.1 million had the acquisition been consummated on January 1, 2012.

The calculation of pro forma leverage is as follows:

Combined pro-forma indebtedness as of March 31, 2012	Zayo Group Historical	AboveNet Historical	Pro Forma adjustments	Pro-Forma
(Par Value)	(unaudited) (in millions)
Senior Secured Term Loan	$315.0	$—	$1,185.0	$1,500.0
Senior Secured Notes	350.0	—	400.0	750.0
Senior Unsecured Notes	—	—	500.0	500.0
Revolving line-of-credit	30.0	—	(30.0)	—
Capital Leases	12.0	—	(8.1)	3.9
Other indebtedness	4.5	55.0	(55.0)	4.5

Total pro-forma indebtedness as of March 31, 2011	$711.5	$55.0	$1,991.9	$2,758.4

Estimated Pro Forma Annualized EBITDA				526.7

Estimated Pro Forma Leverage Ratio				5.2

The Company defines Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization (“EBITDA”) adjusted to exclude transaction costs, stock-based compensation, and certain non-cash items. The Company uses Adjusted EBITDA to evaluate operating performance and liquidity, and these financial measures are among the primary measures used by management for planning and forecasting of future periods. The Company believes Adjusted EBITDA is especially important in a capital-intensive industry such as telecommunications. The Company further believes that the presentation Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare the Company’s results with the results of other companies that have different financing and capital structures.

The Company also monitors Adjusted EBITDA as the Company’s debt covenants typically restrict the Company’s borrowing capacity based on a leverage ratio that utilizes Adjusted EBITDA.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as substitutes for, analysis of the Company’s results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on the Company’s debt; and

•	does not reflect cash required to pay income taxes.

The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion. A reconciliation from earnings from continuing operations during the three months ended March 31, 2012 to annualized Adjusted EBITDA for Zayo and AboveNet is as follows:

	Zayo Group	AboveNet	Pro Forma adjustments	Combined
	(unaudited) (in millions)
Earnings from continuing operations during the three months ended March 31, 2012	$(2.7)	$18.4	$(24.8)	$(9.1)

Adjusted EBITDA (add backs)
Interest expense	14.5	1.1	30.9	46.4
Provision for income taxes	11.2	12.4	(15.9)	7.7
Depreciation and amortization	23.8	20.7	9.0	53.5
Stock-based compensation	5.6	6.7	—	12.3
Transaction costs	1.6	—	—	1.6

Adjusted EBITDA	$53.9	$59.3	$(0.8)	$112.4

Annualized Adjusted EBITDA (quarter ended March 31, 2012 EBITDA x 4)	$215.8	$237.0	$(3.1)	$449.7

Expected synergies from combined businesses				77.0

Estimated Pro Forma Annualized Adjusted EBITDA				$526.7

Note:	The preceding unaudited pro forma financial information has been prepared giving effect to (i) the AboveNet Acquisition, (ii) the offering of $1.25 billion in Senior Notes, and (iii) the entrance into the $1.5 billion Term Loan facility as if each event occurred on January 1, 2012. The pro forma adjustments reflect the Company’s preliminary estimates of the impact to the Company’s statement of operations resulting from purchase accounting adjustment. The estimated purchase accounting adjustments arise from adjusting the value of the net assets acquired to their acquisition date fair values. The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. The Company has not completed its valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair value of the acquired assets and liabilities along with the related impact such adjustments will have on the Company’s statement of operations.

The information contained under Item 7.01 of this filing on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act of 1933, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

Portions of this report may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances after the date hereof.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 4, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAYO GROUP, LLC

By:	/s/ Ken desGarennes
Ken desGarennes
Chief Financial Officer

DATED: June 4, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 4, 2012.